                                                                      EXHIBIT 18

                                                                November 6, 1995



Tristar Corporation
12500 San Pedro, Suite 500
San Antonio, Texas  78216

Ladies and Gentlemen:

We have audited the consolidated balance sheet of Tristar Corporation and subsidiaries as of August 31, 1995, and the related consolidated statements of operations, cash flows, and shareholders' equity for the year then ended and have reported thereon under date of November 6, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended August 31, 1995.
As stated in Note 1 to those financial statements, the Company changed its method of accounting for inventories from the FIFO method to the LIFO method and states that the newly adopted accounting principle is preferable in the circumstances because the LIFO method of valuing inventories more closely matches current costs and revenues in periods when prices of goods and services are increasing significantly. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Tristar Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                           Very truly yours,





                                           KPMG PEAT MARWICK LLP
                                           San Antonio, Texas